Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "EVOFEM BIOSCIENCES, INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF MAY, A.D. 2023, AT 1:34 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRD DAY OF MAY, A.D. 2023.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

4055778 8100
SR# 20231755734

Authentication: 203263655
Date: 05-03-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:34 PM 05/02/2023
FILED 01:34 PM 05/02/2023
SR 20231755734 - File Number 4055778

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EVOFEM BIOSCIENCES, INC.

Evofem Biosciences, Inc. (the "***Corporation***"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "***DGCL***"), hereby certifies that:

FIRST: The name of this Corporation is Evofem Biosciences, Inc.

SECOND: That the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, duly adopted the resolutions approving the amendment to the Amended and Restated Certificate of Incorporation and declared that said amendment to be advisable and in the best interests of the Corporation. The resolutions provide that the Amended and Restated Certificate of Incorporation be further amended as set forth below.

THIRD: The Amended and Restated Certificate of Incorporation is hereby amended by deleting in its entirety the first paragraph of Article IV thereof and inserting the following in lieu thereof:

> "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 505,000,000 shares, consisting of (a) 500,000,000 shares of Common Stock, $0.0001 par value per share (the "Common Stock") and (b) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (the "Preferred Stock").
>
> Upon the effectiveness of this Certificate of Amendment on May 3, 2023 (the "Effective Time"), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each one-hundred twenty five (125) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued as a result of the reverse stock split. Instead, any stockholder who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to receive a cash payment equal to the product of such resulting fractional interest in one share of Common Stock multiplied by the closing trading price of Common Stock on the trading day immediately preceding the effective date of the reverse stock split. Notwithstanding the foregoing, the Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the reverse stock split or cash in lieu of fractional shares, if any, unless and until the certificates evidencing the shares held by a holder prior to the reverse stock split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost,

stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a cash payment in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified."

FOURTH: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which special meeting the necessary number of shares as required by applicable law were voted in favor of the amendment, and such amendment was duly adopted in accordance with the provisions of Sections 222 and 242 of the DGCL.

FIFTH: The foregoing amendment shall be effective upon the Effective Time and filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer this 2nd day of May, 2023.

Evofem Biosciences, Inc.

By: _/s/ Saundra Pelletier_________________
Name: Saundra Pelletier
Title: Chief Executive Officer